EXHIBIT 99.1

Media Contact:	Investor Relations Contact:
Nicole Pack	Carolyn Bass
Horn Group	Market Street Partners
415.905.4035	415.445.3235
npack@horngroup.com	ir@taleo.com
Taleo To Acquire Vurv
Combination Advances the Development and Delivery of
Next Generation Unified Talent Management Applications
Dublin, CA and Jacksonville, FL – May 6, 2008 – Taleo Corporation (NASDAQ: TLEO), the leader in on demand talent management solutions, today announced that it has signed a definitive agreement to acquire Vurv Technology, Inc., a privately held talent management software provider, for approximately $128.8 million in cash and stock.
This acquisition enhances Taleo’s leadership position in talent management, and gives the company additional scale, resources and expertise to meet the growing market demand for talent management solutions. The combined company will have a broader product set, an expanded development team and a stronger international presence. The combined company will serve over 3,400 customers around the world, including 48 of the Fortune 100, and more than 2,800 small and medium-sized businesses.
“This announcement marks an inflection point for talent management, making it easier for customers to realize the full benefits of unified talent management applications,” said Michael Gregoire, president and CEO of Taleo. “Together, we can help companies better manage workforce challenges brought about by shifting demographics, globalization, and low levels of engagement. These challenges demand a new generation of talent management solutions that unify recruiting, performance, succession and compensation applications onto one comprehensive on demand software platform. This unified talent management solution will help companies identify and attract the best candidates, manage and motivate their workforce, and tie compensation to performance.”
“Taleo shares our vision and passion for helping customers around the world attract, retain and engage their people,” said Derek Mercer, CEO of Vurv. “Both Vurv and Taleo have independently built world-class organizations with extensive domain expertise and development resources. By bringing our two companies together, we will be better able to deliver talent management solutions addressing the advanced needs of our customers.”
Under the terms of the agreement, Taleo will pay approximately $128.8 million, based on yesterday’s closing price for Taleo’s Class A common stock of $20.32 for all of the outstanding capital stock of Vurv and the assumption of vested employee stock options.

The consideration will be comprised of 4.1 million shares of Taleo Class A common stock, approximately $36.5 million in cash, subject to adjustment for third party expenses and certain other specified items and the assumption of up to $9.0 million of debt. In addition, Taleo will also assume unvested employee stock options. The acquisition is subject to customary closing conditions, including regulatory approval, and is expected to be completed prior to the end of the second quarter of 2008. Taleo expects the transaction to be accretive to non-GAAP earnings in fiscal 2008, but not accretive to GAAP earnings.
Conference Call
In conjunction with this announcement, Taleo will host a conference call today at 8:30 a.m. EDT to discuss the acquisition along with Taleo’s first quarter 2008 financial results. To access this call, dial 800-573-4840 (domestic) or 617-224-4326 (international) and reference passcode: 5190-1870. A replay of the call can also be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and by referencing passcode: 77749780.
About Taleo
Taleo (NASDAQ: TLEO) is the leader in on demand unified talent management solutions that empower organizations of all sizes, around the world to assess, acquire, develop and align their workforce for improved business performance. More than 1,700 organizations use Taleo, including 35 of the Fortune 100, for talent acquisition and performance management, with over 1.2 million users hiring 3.6 million employees from 86 million candidates in more than 190 countries and territories. Known for its strong configurability and usability, Taleo’s talent management platform runs on a world-class infrastructure and offers 99.9% availability.
About Vurv Technology
It’s all about the people! Vurv’s on demand talent management software helps address the number one business challenge – finding, hiring and retaining top talent. With comprehensive product offerings including recruitment, onboarding, performance, succession, compensation and workforce transition management, Vurv’s software is fast, flexible and easy to use. More than 1,700 companies and over 1 million users around the world rely on Vurv to reduce operating costs, increase productivity and ignite their most powerful resource for innovation and growth. Feel the creative energy, talent and passion at www.vurv.com.
Forward-looking Statements
This press release contains forward-looking statements, including statements regarding the expected timing of the closing of the acquisition, the expected benefits of the acquisition to: Taleo’s leadership and market position; Taleo’s scale, resources, expertise and international presence; Taleo’s products and services; and Taleo’s customers. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including risks related to (1) the satisfaction of closing conditions to the acquisition, including receipt of regulatory approvals, (2) difficulties in integrating Vurv Technology and its products, services and employees into Taleo and achieving expected synergies, (3) Taleo’s ability to retain key employees, (4) whether the market for Taleo’s products and services grows as anticipated and Taleo’s ability to compete successfully, (5) Taleo’s ability to deliver new products and services and to acquire and renew customers, and (6) other factors affecting the operation of the respective businesses. Further information on potential factors that could affect actual results is included in Part I, Item 1A of Taleo’s Annual Report on Form 10-K, as filed with the SEC on March 14, 2008, and in other reports filed by Taleo with the SEC.